EXHIBIT 10.40

FIRST AMENDMENT TO REPUBLIC BANK BUILDING LEASE

This First Amendment dated January 17, 2008, is made to the Republic Bank Building Lease effectively dated November 1, 2005 between The Jaytee Properties Limited Partnership, a Kentucky limited partnership, hereinafter referred to as “Landlord” and Republic Bank & Trust Company, hereinafter referred to as the “Tenant”. As parties hereto, Landlord and Tenant hereby agree to further modify and amend their original Lease Agreement as hereafter set forth.

Landlord and Tenant agree that the following terms of the Lease shall be amended to increase the square footage under lease by adding, effective February 3, 2008, an additional 1,189 square feet on the first floor at $22.00 per square foot and by adding, effective January 17, 2008, an additional 3,000 square feet on the second floor at $22.00 per square foot, all additional space located in the Republic Bank Building. The Tenant’s rent for the Premises referenced herein, totaling 8,249 square feet, shall be increased to $14,445.83 per month, subject to adjustment on a pro-rated basis for the partial initial months, as applicable. The additional leased space shall be subject to and in accordance with the terms and conditions of that original lease referenced herein and this First Amendment. Any improvements or alterations to the additional leased space shall be at the expense of Tenant and subject to the prior approval of Landlord. Specifically, the original lease provisions shall be amended and re-stated as follows:

ARTICLE I. PREMISES

SECTION 1. Tenant leases from Landlord and Landlord leases to Tenant the following premises and additional premises, (collectively referred to as “Premises”):

Being approximately 4,060 rentable square feet of rentable office space (hereinafter called the “Original Premises”) located on the first floor of the Republic Bank Building (hereinafter called “the Building”) located at 9600 Brownsboro Road, Jefferson County, Ky., and; also being an additional 1,189 rentable square feet of rentable office space (hereinafter called the “First Floor Premises”) located on the first floor in the Building located at 9600 Brownsboro Road, Jefferson County, Ky., and; also being an additional 3,000 rentable square feet of rentable office space (hereinafter called the “Second Floor Premises”) located on the second floor in the Building located at 9600 Brownsboro Road, Jefferson County, Ky.

SECTION 2 and SECTION 3 of ARTICLE 1 under the original Lease are unchanged and remain in force.

ARTICLE II. TERM

SECTION 1. As to the original Premises, Landlord leases that portion only of the Original Premises to Tenant, and Tenant hires and takes the Original Premises from Landlord, for a term of five (5) Lease Years commencing on November 1, 2005, (the “Lease Commencement Date”) and expiring at midnight on the last day of the sixtieth month thereafter, October 31, 2010, unless sooner terminated pursuant to the terms hereof. “Lease Year” shall mean a year period beginning on the first day of a month, which is the first calendar month of the term of the Lease and ending on the day before the anniversary of the first day of such year.

As to the First Floor Premises and the Second Floor Premises, both, singularly or collectively, at the discretion of Tenant, and subject to thirty (30) days advance written notice to Landlord of termination, shall be on a month to month term. Notwithstanding the above, said term on the First Floor Premises and the Second Floor Premises shall not exceed the term of the original Lease, or in the alternative any option term, exercised as set forth under the original Lease for the Original Premises.

SECTION 2. Tenant shall have one (1) five -year option to renew this Lease for an additional five-year period as to the Original Premises and on a month to month basis for a maximum of five years as to the First Floor Premises and the Second Floor Premises. The option rental fee shall be the same as set forth during the initial term of the original Lease, as amended, plus a rent adjustment proportionate to the increase in the Consumer Price Index for all urban consumers during the initial five-year term of the Lease. Tenant shall notify Landlord of Tenant’s intent to exercise the option herein provided within 90 days of the expiration of the initial term or this option to renew shall expire.

ARTICLE III. RENT

SECTION 1. Tenant shall pay to Landlord, at Landlord’s office in the Building or at such place as Landlord may from time to time designate, as monthly rental for the Premises as of the effective dates set forth in this First Amendment, the sum of $6,766.00 for the Original Premises, plus $ 2,179.83 for the First Floor Premises, plus $5,500.00 for the Second Floor Premises with rent for the First Floor and Second Floor  Premises subject to a partial month proration in accordance with their respective effective dates as otherwise set forth in this First Amendment.

The terms and provisions of the original Lease, as amended, shall continue in full force and effect except as modified and amended herein.

REPUBLIC BANK & TRUST COMPANY	JAYTEE PROPERTIES

BY: /s/ Kevin Sipes	BY: /s/ Steve Trager